Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of our report dated May 27, 2022, except for Notes 5, 7 and 8 which are dated July 12, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Inkstone Feibo Acquisition Corp. as of May 16, 2022, and for the period from April 20, 2022 (inception) through May 16, 2022 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York
July 12, 2022